Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
ACKNOWLEDGES SHAREHOLDER LETTER TO INDEPENDENT DIRECTORS
DALLAS — (BUSINESS WIRE) — December 22, 2005 — The independent directors of Capital Senior Living Corporation (the “Company”) (NYSE:CSU) acknowledged today that Mercury Real Estate Advisors, LLC, an affiliate of Mercury Partners, LLC (“Mercury”), released through the wire services an open letter to the Company’s independent directors dated December 21, 2005. The independent directors have taken the letter under advisement and will review it in the context of the Company’s 2006 business plan, which was recently approved by the Company’s board of directors. The 2006 business plan does not contemplate a sale of the Company and includes several strategic initiatives already underway. As directed by the Company’s board of directors, including its independent directors, the Company will continue to pursue these strategic initiatives.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 55 senior living communities in 20 states with an aggregate capacity of approximately 8,900 residents, including 33 senior living communities which the Company owns or in which the Company has an ownership interest, 7 leased communities and 15 communities it manages for third parties. In the communities operated by the company, 85 percent of residents live independently and 15 percent of residents require assistance with activities of daily living.
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The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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